EXHIBIT INDEX


 EXHIBIT NO.    TITLE OF DOCUMENT

   8            Opinion of Paul Hastings Janofsky &
                Walker, LLP

  23.     1a.   Consents of Kenny S&P Evaluation Services,
                a division of J.J. Kenny Co., Inc.

          1b.   Consent of Deloitte & Touche LLP

          1d. Consent of Standard & Poor's Ratings Serv-ices, a division of the McGraw-Hill Compa-nies, Inc.

  27.     1.    Financial Data Schedule of
                Dean Witter Select Municipal Trust,
                Insured California Series 60

          2.    Financial Data Schedule of
                Dean Witter Select Municipal Trust,
                Long Term Portfolio Series 123
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